UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2012

STATION CASINOS LLC

(Exact name of registrant as specified in its charter)

Nevada	000-54193	27-3312261
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1505 South Pavilion Center Drive, Las Vegas, Nevada 89135

(Address of principal executive offices)

Registrant’s telephone number, including area code: (702) 495-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement

Opco Credit Agreement

On September 28, 2012, subsidiaries of Station Casinos LLC (the “Company”), NP Opco LLC (“Opco”) and Station GVR Acquisition LLC (“GVR”), jointly and severally as borrowers, entered into a Credit Agreement (the “New Opco Credit Agreement”), made by and among Opco and GVR as co-borrowers, Deutsche Bank AG, Cayman Islands Branch, as administrative agent, and the other lenders (the “Lenders”) from time to time party thereto. Under the New Opco Credit Agreement, the Lenders made available to Opco and GVR (a) a term loan facility in the principal amount of $575 million (the “New Opco Term Loan”) and (b) a revolving credit facility in the maximum amount of $200 million (the “New Opco Revolver”).  The New Opco Revolver will mature on September 28, 2017, and the New Opco Term Loan will mature on September 28, 2019.  Interest will accrue on the principal balance of New Opco Term Loans at the rate per annum, as selected by Opco and GVR, of Adjusted LIBOR (which in no event shall be less than 1.25% for Term B Loans) plus 4.25% or base rate (which in no event shall be less than 2.25%) plus 3.25%.  Until delivery of financial statements for the first full quarter after the closing date of the New Opco Credit Agreement, interest will accrue on the New Opco Revolver at a rate per annum, as selected by Opco and GVR, of LIBOR plus 3.50% or base rate plus 2.50%.  Beginning on the first day of the first full quarter commencing after the closing date of the New Opco Credit Agreement, interest will accrue on the New Opco Revolver at the rate per annum, as selected by Opco and GVR, based upon the total leverage ratio of Opco and GVR, which rate will range from LIBOR plus 2.50% to 3.50% or base rate plus 1.50% to 2.50%.  Additionally, Opco and GVR are subject to a fee of 0.50% for the unfunded portion of the New Opco Revolver.  On September 28, 2012, Opco entered into an agreement modifying its existing interest rate swap to incorporate certain terms from the New Opco Credit Agreement, and in connection with such modification, approximately $233 million of the Opco loans will have a fixed interest rate of 6.59% through July 3, 2015.  On September 28, 2012, the GVR interest rate swap was terminated.

The New Opco Credit Agreement contains certain financial and other covenants.  These include a maximum total leverage ratio ranging from 5.50:1.00 in 2012 to 3.00:1.00 in 2019 and a minimum interest coverage ratio of 3.00:1.00.  Commencing on December 31, 2012, Opco and GVR are required to make quarterly principal payments equal to 0.25% of the initial principal amount of the New Opco Term Loan.  Additionally, Opco and GVR must make the following prepayments: (a) commencing with the fiscal year ending on December 31, 2013, annual prepayments of 50% of excess cash flow if the total leverage ratio is equal to or greater than 3.00:1.00; and (b) prepayments with proceeds of certain asset sales, events of loss, incurrence of debt, equity issuances and return of investments.

The New Opco Credit Agreement is guaranteed by NP Opco Holdings LLC (“Opco Holdings”), GVR Holdco 1 LLC (“GVR Holdings”) and all subsidiaries of Opco and GVR, except unrestricted subsidiaries.  The Opco Credit Agreement is secured by a pledge of Opco and GVR equity and substantially all tangible and intangible assets of Opco Holdings, GVR Holdings, Opco, GVR and the subsidiaries (other than immaterial subsidiaries) that guarantee the New Opco Credit Agreement.

Approximately $517 million of the borrowings incurred under the New Opco Term Loan were applied to repay in full all amounts outstanding under the previous Opco credit facility, which initially had a $435 million term loan and $50 million revolver, and the GVR credit facility, which initially had a $305 million term loan and a $10 million revolver.  The remaining borrowings under the New Opco Term Loan will be used for transaction fees and expenses, ongoing working capital and other general corporate purposes.

Amendment No. 2 to Propco Credit Agreement

On September 28, 2012, the Company entered into Amendment No. 2 to the Credit Agreement with Deutsche Bank AG Cayman Islands Branch, as administrative agent, and the other lender parties (“Amendment No. 2 to the Propco Credit Agreement”), which amendment permitted Opco, GVR and the other subsidiaries party to the New Opco Credit Agreement to enter into the New Opco Credit Agreement and perform their respective obligations thereunder and restructured the Propco Credit Agreement to accommodate the anticipated reorganization of GVR and Opco which is expected to occur upon receipt of necessary gaming approvals, with GVR becoming a direct wholly owned subsidiary of Opco and converting from a co-borrower under the New Opco Credit Agreement to a subsidiary guarantor under the New Opco Credit Agreement.

The foregoing summary of the New Opco Credit Agreement and Amendment No. 2 to the Propco Credit Agreement do not purport to be complete and are subject to and qualified in their entirety by the full text of each of the New Opco Credit Agreement and Amendment No. 2 to the Propco Credit Agreement, which are filed as Exhibits 10.1 and 10.2, respectively.

Item 9.01.             Financial Statements and Exhibits

(d)                                 Exhibits

The following material is being furnished as an exhibit to the Current Report on Form 8-K.

Exhibit Number	Description
10.1.

Credit Agreement dated as of September 28, 2012 by and among NP Opco LLC and Station GVR Acquisition LLC, jointly and severally as Borrower, the Lenders party thereto, Deutsche Bank AG Cayman Islands Branch, as Administrative Agent, Deutsche Bank AG New York Branch, as L/C Issuer, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arranger, Joint Book Runner and Syndication Agent, Deutsche Bank Securities Inc., as Joint Lead Arranger and Joint Book Runner, and J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC, as Joint Lead Arrangers, Joint Book Runners and Co-Documentation Agents.

10.2

Amendment No. 2 to Credit Agreement dated as of September 28, 2012 by and among Station Casinos LLC, the Lenders party thereto, Deutsche Bank AG New York Branch, as L/C Issuer, and Deutsche Bank AG Cayman Islands Branch, as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Station Casinos LLC

Date: October 2, 2012	By:	/s/ Marc J. Falcone
Marc J. Falcone
Executive Vice President and Chief Financial Officer